UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K


                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of earliest event reported): August 4, 2005


                           DUANE READE HOLDINGS, INC.
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             (Exact Name of Registrant as Specified in Its Charter)


                                    DELAWARE
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                 (State or Other Jurisdiction of Incorporation)


                  001-13843                               05-0599589
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          (Commission File Number)            (IRS Employer Identification No.)


              440 NINTH AVENUE
             NEW YORK, NEW YORK                            10001
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  (Address of Principal Executive Offices)               (Zip Code)


                                 (212) 273-5700
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              (Registrant's Telephone Number, Including Area Code)


                                 NOT APPLICABLE
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          (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

     [_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

         PURCHASE AGREEMENT

         On August 4, 2005, Duane Reade Inc. (the "Company"), Duane Reade, a subsidiary of the Company ("Duane Reade GP" and together with the Company, the "Issuers"), Duane Reade Holdings, Inc. ("Holdings"), each of the direct and indirect domestic subsidiaries of the Company (other than Duane Reade GP) (collectively, the "Guarantors"), entered into a Purchase Agreement (the "Purchase Agreement") with Banc of America Securities LLC (the "Initial Purchaser") relating to the Issuers' offering of $50.0 million aggregate principal amount of their Senior Secured Floating Rate Notes due 2010 (the "New Notes"). The sale of the New Notes closed on August 9, 2005. The Notes were sold for net proceeds of approximately $46.6 million, plus accrued interest of approximately $0.6 million from June 15, 2005 through and including August 9, 2005. The Purchase Agreement contains representations and warranties and conditions precedent that are customary for transactions of this type. In the Purchase Agreement, Holdings, the Company, Duane Reade GP and the Guarantors have agreed to indemnify the Initial Purchaser against liabilities arising from the transactions under the Purchase Agreement, including liabilities arising under the Securities Act of 1933 and the Securities Exchange Act of 1934.

         NEW NOTES

         On August 9, 2005, the Company and Duane Reade GP issued the New Notes. The New Notes were issued under the indenture governing the $160.0 million of Senior Secured Floating Rate Notes due 2010 (the "Existing Notes") that were issued on December 20, 2004 and will be treated as a single class with the Existing Notes under that indenture. The New Notes were issued at 95.5% of their stated redemption value at maturity plus accrued interest. Since the New Notes were issued at a discount to their stated redemption price at maturity, investors in the New Notes will be required to include in ordinary income for U.S. federal income tax purposes original issue discount as it accrues, regardless of the method of accounting used.

         The New Notes have substantially the same terms as the Existing Notes as they were issued on December 20, 2004, except that:

         o the first payment of cash interest on the New Senior Secured Notes will be September 15, 2005 (with interest accruing from June 15,
              2005); and

         o the registration statement registering the exchange offer with respect to the New Notes must be filed within 120 days after August 9, 2005 and must be declared effective within 180 days after August 9, 2005, and the exchange offer must be completed within 210 days after August 9, 2005.

         The material terms of the Existing Notes are set forth under the caption, "Issuance of Senior Secured Floating Rate Notes due 2010 and Refinancing of the Senior Term

Loan Facility" in the current report on Form 8-K of the Company, filed on December 23, 2004, and are hereby incorporated in this Current Report by reference.

         AMENDMENT OF THE AMENDED ASSET-BASED REVOLVING LOAN FACILITY

         In connection with the offering of the New Notes, the Company and the other loan parties entered into a second amendment to the asset-based revolving loan facility. Among other things, the amendment permitted the issuance of the New Notes, reduced the maximum commitments under the amended asset-based revolving loan facility by $25.0 million (from $250.0 million to $225.0 million) and temporarily reduced the required fixed charge coverage ratio until June 30, 2007. The $225.0 million of availability includes a $50.0 million sublimit for the issuance of letters of credit and a $25.0 million sublimit for swingline loans but is subject to a borrowing base formula. Using the net proceeds from the offering of the New Notes, the Company repaid approximately $47.2 million in outstanding indebtedness under the amended asset-based revolving loan facility. As of June 25, 2005, on an as-adjusted basis giving effect to the offering of the New Notes, the amendment of the amended asset-based revolving loan facility and the use of the proceeds from the New Notes, subject to the borrowing base formula, the Company would have had approximately $135.7 million outstanding under the amended asset-based revolving loan facility and approximately $83.4 million of additional availability under that facility.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

            See the discussion under Item 1.01 above, which discussion is incorporated in this Item 2.03 by reference.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated: August 10, 2005

                                              DUANE READE HOLDINGS, INC.


                                              By:    /s/ John K. Henry
                                                     ---------------------------
                                              Name:  John K. Henry
                                              Title: Senior Vice President and
                                                     Chief Financial Officer